Exhibit 99.1
Digital Video Systems, Inc.

DVS Achieves Improved Gross Margins for Third Quarter of 2004

Reports Results of Annual Meeting of Stockholders

PALO ALTO, Calif., November 22, 2004 -- Digital Video Systems, Inc., or DVS, (Nasdaq: DVID - News), a global leader in DVD technologies, today announced financial results for the quarter and nine months ended September 30, 2004 and the results of its recent Annual Meeting of Stockholders.

Revenue for the third quarter of 2004 was $19.1 million, compared to the $19.7 million reported for the third quarter of 2003. For the nine months ended September 30, 2004, revenue was $69.3 million, compared to revenue of $70.6 million for the nine months ended September 30, 2003.

The third-quarter net loss was $393,000, or $0.04 per share, compared to the net loss of $1,596,000, or $0.20 per share reported for the third quarter of 2003. The net loss for the nine months ended September 30, 2004 was $7,460,000, or $0.73 per share, compared to a net loss of $4,494,000, or $0.63 per share, for the comparable period of fiscal 2003.

Tom Spanier, Chairman and CEO, stated, "Besides the improvement between last year's third quarter and this one, we are pleased that sequentially, our net loss decreased from $2.4 million in the second quarter of 2004 to $393,000 in the third quarter of 2004. Contributing to this improvement was the increase in our gross margin from the 8% achieved in the second quarter of 2004 to the 13% achieved in the third quarter of 2004, as well as a non-exclusive license of our intellectual property related to H.264 AVC technology, also known as MPEG-4 part 10, to Enmedia, Inc. for $500,000. Our gross margin improvement reflects the continuing ramp-up of sales of our automotive DVD products and revenues from higher margin, quality DVD player niche markets. We believe that these results validates our increasing emphasis on the automotive DVD market segment, where our products enjoy significant competitive advantages in performance, user- friendly features and overall value, and where our quality design and engineering support are valued."

"The sequential revenue decrease from the $32.7 million achieved in the second quarter of 2004 is due to a reduction in our Korean subsidiary's sales of various read-write products," Mr. Spanier continued. "As we noted last quarter, the read-write product market is volatile, and the second quarter reflected a certain amount of 'catch-up` that wasn't repeated in the third quarter of 2004. In the longer term, we believe that read-write volume will continue to be volatile, but will trend towards grow, and we are positioning ourselves to take advantage of what we expect to be the eventual primacy of read-write products in the overall DVD home market."

Annual Meeting of Stockholders

DVS also reported that it had held its Annual Meeting of Stockholders on November 18, 2004. Besides electing directors and ratifying the new independent public accountants, the stockholders approved the issuance of shares of common stock issuable upon the conversion of shares of Series C Convertible Preferred Stock and upon the exercise of warrants issued in both a $1.3 million private placement announced in September and in exchange for the common shares of DVS Korea Co. Ltd., and for a warrant issued in connection with a loan transaction. The stockholders also approved the previously issued warrants to certain consultants and former directors of a subsidiary, and granted authority to the DVS Board of Directors to amend the Company's certificate of incorporation to effect a reverse stock split of outstanding common stock in the range of 1:2 to 1:10 at its discretion at any time until November 18, 2005. A majority of voting shares voted in favor of increasing authorized preferred stock by 5,000,000 shares to 10,000,000, but as the measure required approval in excess of 50% of the common shares outstanding, the measure did not pass.

Mr. Spanier continued, "We raised $1.3 million of capital during the third quarter through the issuance of convertible preferred stock. This preferred stock was classified as a current liability pending stockholder approval of the transaction, which was obtained at the stockholders meeting."

Mr. Spanier concluded. "On November 18, 2004, we presented our appeal to the Nasdaq listing qualifications panel to retain our listing on the NASDAQ SmallCap market. We are awaiting the listing panel's decision. "

Third-quarter 2004 highlights:

Licensing: DVS granted a non-exclusive license to its intellectual property related to H.264 AVC technology, also known as MPEG-4 part 10, to Enmedia, Inc. Under the license agreement, DVS received 500,000 shares of Series A preferred stock of Enmedia, Inc. valued at $500,000.

Products: At the giant SEMA (Specialty Equipment Market Association) 2004 Expo in Las Vegas, November 2-5, DVS showcased its automotive DVD products, including the portable, versatile VXM 3000. Shipments of the VXM-3000 to a Tier One automotive accessories industry leader began in June 2004. In vehicles, the VXM-3000 can be locked into a roof-mounted docking station for power and to connect to the vehicle's sound system. Families with more than one vehicle can install docking stations in each car and easily move the player from one vehicle to another. The VXM-3000 also runs on battery power, and can serve as the centerpiece of a multimedia home entertainment system.

Also showcased at SEMA was the VXM 3200, a prototype model combining a portable DVD unit with a TV tuner. It can play DVD, CD and MP3 files and features a vibrant 7" TFT LCD display, one AV-in port and two AV-out ports.

Other DVS products featured at SEMA were:

  VXM-2000 family of portable DVD players
  VXD 2000 series of in-dash automotive DVD/CD/MP3/AM/FM receivers
  DSS-826 slot-in DVD loader
  DSV-810 automotive DVD loader
  VXA-1000 prototype in-dash system combining touch screen communications, internet, navigation, video and audio entertainment and vehicle system monitoring.

Financing: DVS closed a $1,269,998 private placement of convertible preferred stock through the sale of a total of 2,081,964 units in a private placement. Each placement unit consisted of one share of convertible preferred stock, and one warrant to purchase one-half of one additional share of common stock at an exercise price of $0.61 per share, plus other consideration. DVS also obtained a $300,000 unsecured loan in September 2004. The creditors received a warrant for 300,000 shares of DVS common stock at $0.61 per share in connection with the loan transaction. DVS also announced that it settled certain outstanding liabilities by issuing common stock shares at fair market value. Both the preferred stock and the warrants issued for the $300,000 loan required and received stockholder approval at DVS's annual stockholder meeting.

Corporate Governance: Effective October 22, 2004, DVS' Board of Directors elected Peter G. Hanelt and Thomas J. Parilla as members of the Board of Directors and appointed each of them to serve as a member of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee of the Board of Directors.

About Digital Video Systems, Inc.

Established in 1992, DVS is a publicly held company specializing in the development and application of digital video technologies enabling the convergence of data, digital audio, digital video and high-end graphics. DVS is headquartered in Palo Alto, California, with subsidiaries and manufacturing facilities in South Korea and China and a subsidiary in India. Additional information may be obtained at www.dvsystems.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Any statements made in this release that are not historical facts contain forward-looking information that involves risks and uncertainties. These forward-looking statements include, but are not limited to, statements regarding the Company's opportunities for success, anticipated revenue, gross margin and net loss in future periods, trends and progress in the markets for automotive DVD players and read-write products and product features. Important factors that may cause actual results to differ include, but are not limited to, failure to be successful in the Nasdaq delisting appeal, the timely availability of components, the level of demand for our products, sufficiency of working capital, the impact of competitive products and services, the Company's ability to manage growth and acquisitions of technology or businesses, risks attendant to strategic agreements involving other companies, the effect of economic and business conditions, the risks of conducting business in foreign countries and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. Digital Video Systems, Inc. assumes no obligation to update these forward- looking statements, and does not intend to do so.

For further information please contact Larissa Licea, Digital Video Systems, Inc., +1-650-322-8108 ext. 106; or Sean Collins of CCG, +1-818-789-0100, for Digital Video Systems, Inc.

(Financial tables follow)

Digital Video Systems, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$ 2,346	$ 6,444
Restricted cash	5,935	6,186
Marketable debt securities	1,010	423
Accounts receivable, net	4,151	2,045
Accounts receivable - related party	1,263	3,176
Inventories, net	14,249	24,645
Prepaid expenses and other current assets	1,578	2,081
Note receivable - related party	341	732
Total current assets	30,873	45,732
Property and equipment, net	10,719	12,639
Intangibles, net	147	335
Other assets	933	65
Total assets	$ 42,672	$ 58,771
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Line of credit	$ 15,187	$ 26,051
Notes payable	3,605	3,603
Notes payable - related party	-	60
Accounts payable	8,142	11,903
Accounts payable - related party	239	524
Other payables	3,302	626
Mandatorily redeemable series C convertible preferred stock	1,055	-
Accrued liabilities	3,425	1,953
Total current liabilities	34,955	44,720
Long-term debt	220	-
Total liabilities	35,175	44,720
Minority interest	4,894	8,186
Stockholders' equity
Preferred stock	-	-
Common stock	1	1
Additional paid-in capital	81,650	77,650
Deferred compensation	-	(1)
Accumulated other comprehensive income	1,718	1,521
Accumulated deficit	(80,766)	(73,306)
Total stockholders' equity	2,603	5,865
Total liabilities and stockholders' equity	$ 42,672	$ 58,771

Digital Video Systems, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net revenue	$ 19,055	$ 19,677	$ 69,309	$ 70,603
Cost of revenue	16,646	17,469	65,431	64,833
Gross margin	2,409	2,208	3,878	5,770
Operating expenses:
Research and development	1,450	1,364	4,495	4,033
Sales and marketing	784	634	2,834	2,196
General and administrative	1,466	1,519	6,627	5,008
Total operating expenses	3,700	3,517	13,956	11,237
Loss from operations	(1,291)	(1,309)	(10,078)	(5,467)
Interest expense	(257)	(378)	(825)	(921)
Other income (expense), net	352	(732)	(33)	(145)
Loss before minority interest and income taxes	(1,196)	(2,419)	(10,936)	(6,533)
Income tax benefit	-	230	-	228
Minority interest	803	593	3,476	1,811
Net loss	$ (393)	$ (1,596)	$ (7,460)	$ (4,494)
Net loss per share - basic and diluted	$ (0.04)	$ (0.20)	$ (0.73)	$ (0.63)
Weighted average common shares and equivalent outstanding	10,695	7,949	10,214	7,090

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